Exhibit 10.7

Land Use Right Purchase Agreement

Assignor (hereinafter referred to as Party A): Villagers' Committees of Red Banner Village, Shangzhi Town, Shangzhi City.

Assignee (hereinafter referred to as Party B): Shangzhi YuLong Cattle Co., Ltd.

In accordance with Agreements Law of the People's Republic of China and relevant laws and regulations, the two parties conclude this agreement under the principle of equality, voluntariness, equal value exchange and good faith regarding the assignment and transfer of the right to the use of the collective-owned land of Party A to Party B.

Article I. Land Parcel Condition

1. Adopted by the democratic resolution among the villagers of Party A, Party A hereinafter assign the use right of the 642 mu (427,572 square meters) idle wasteland in Party A=s village to Party B.

2. Party B promises the land will be used for cow breeding and poultry rising without changing.

Article II. Means of Assignment

1. The term of the use right assignment is 50 years. Party A shall deliver the use right to Party B since March 1, 2013 and retrieve the use right on February 28, 2063.

2. Party B pays Party A the total assignment fee of RMB 77,040,000 (SAY RMB SEVENTY SEVEN MILLION AND FORTY THOUSAND ONLY), which is RMB 120,000 per mu.

3. From the execution of this agreement, Party B shall make the land assignment payment to Party A in two installments, with the first payment of RMB 19,260,000 delivered before February 28, 2013 and the second payment of RMB 57,780,000 delivered before March 31, 2013.

4. Party A assigns the use right of the land to Party B, which does not include the underground natural resources and objects buried underground. The ownership of the land shall belong to Party A.

Article III. Responsibility and Obligation of Party A

1. Shall the requisition of the aforesaid land use right occur due to the adjustment of national laws and administrative regulations, or government conduct, Party A shall be entitled to retrieve the land.

2. Shall Party B fail to make payment to Party A on time, after 30 days= written notice delivered to Party B from Party A, Party A is entitled to terminate the agreement unilaterally and demand liquidated damages from Party B accordingly.

3. Within the term of use, Party A shall not interfere the construction and operation of Party B or impede the normal use of Party B in any manner.

4. Party A shall guarantee the normal use of the foresaid use right, ensure the power and water supply and provide the relevant supporting materials regarding the use right change procedures.

5. Within the term of use, Party B shall be responsible for the coordination among the land and planning department, with Party A assisting actively.

6. Party A repsents to Party B that the subject land is free and clear of any liens and there are no agreements, arrangements or understanding by which the subject land is bound as capital contribution and the assignment of the land use right from Party A to Party B have obtained the consent from the villega members in accordance with the procedures of the law.

7. Party A shall use its best effor to assist Party B during the approval process of the Land Use Right Certificate and Party B shall be responsible for all the related taxes.

8. Within the agreement term, Party A shall not retrive the land arbitrarily.

Article IV. Responsibility and Obligation of Party B

1. After the transaction of the relevant certificates, Party B is entitled to set up buildings or construct ancillary facilities on the land parcel and Party A shall not interfere.

2. At expiry, if Party B wishes to continue to use the land, Party B shall have priority under the same circumstances.

3. Party A may negotiate with Party B and enter into supplemental agreement to terminate this agreement and settle the assignment fees according to facts. Party B shall notice Party A of the termination in writing 30 days in advance.

4. Party B shall pay the assignment fee timely and shall never use the foresaid land useright illegally.

Article V. Liability for Breach of Agreement

1. Within the term of the agreement, in case Party A is involved in land ownership dispute with a third party/third parties and result in the damage of Party B, Party A shall be held liable and compensate Party B for its damage accordingly.

2. In case any party breach the agreement, except being held liable in accordance with the law, the default party shall also pay the other party a liquidated damage equal to 1% of the land use right assignment fee.

3. Shall Party B fail to make the payment timely, Party B shall pay a penalty equal to 0.01% of the unpaid amount every day. Shall the payment is overdue more than a month, the performance of the agreement is deemed terminated.

Article VI. Force Majeure

1. Within the term of the agreement, in case the agreement terminates voluntarily due to the adjustment of national policy, national construction land acquisition and the effect of other force majeure, Party A shall return the assignment fee according to fact and keep the proceeds of the land, and the proceeds from the ground appurtenance built by Party B belongs to Party B.

2. Apart from the aforesaid factors, both parties shall not terminate the agreement unilaterally, otherwise will be treated as a breach of the agreement and held responsible for all the economical damages of the other party.

Article VII . Settlement of Dispute

The unaccomplished matter of the agreement shall be settled by both parties through friendly negotiation. If failed, both parties shall have the right to bring a lawsuit to the people=s court in the jurisdiction of the land.

Article VIII. Miscellaneous

1. This agreement is made in triplicate, with both parties and the land management department each holding one copy with the same legal effect.

2. The agreement shall come into effect since the execution of both parties.

3. The unaccomplished matter of the agreement shall be settled by both parties through friendly negotiation and enter into corresponding supplemental agreement with the same legal effect as the original.

Party A: Villagers' Committees of Red Banner Village, Shangzhi Town, Shangzhi City.

(Stamp) Villagers' Committees of Red Banner Village, Shangzhi Town, Shangzhi City.

(Representative siganture)

Party B: Shangzhi YuLong Cattle Co., Ltd.

(Stamp) Shangzhi YuLong Cattle Co., Ltd.

(Representative siganture)

Date of Execution: February 25, 2013